EXHIBIT (b)(3)

DEMAND NOTE

$25,000,000	January 29, 2004

For value received, the receipt and sufficiency of which are hereby acknowledged, THE THOMAS KINKADE COMPANY, a Delaware corporation (“Borrower”), formerly known as Main Street Acquisition Company, Inc., hereby promises to pay to the order of GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Lender”), $25,000,000, or so much thereof as shall have been advanced by Lender, together with interest on the unpaid balance of such amount from the date of this Note.

Borrower intends to merge (the “Merger”) with another Delaware corporation, Media Arts Group, Inc., on or about the date hereof.  It is the intent of Borrower and Lender that the obligations represented by this Note will be assumed by the merged entity.  The merged entity and Lender are parties to a Loan and Security Agreement (the “Agreement”) dated as of the date hereof, which is currently held in escrow pending consummation of the Merger.  Upon the occurrence of the Merger, (i) the obligations evidenced by this Note will then be evidenced by the Term Note and Revolving Credit Note (each as defined in the Agreement), and (ii) Lender will immediately mark this Note in such a manner as to indicate that it has been superseded by such documents and will cancel this Note.

If the Merger does not occur on the date that Lender advances funds pursuant to this Note, then Lender may immediately demand payment from Borrower.  If Lender shall make such demand on Borrower, then Borrower shall immediately repay to Lender all sums advanced by Lender hereunder, together with interest at the rate of 10% per annum from the date of advance until the date of payment.

To the fullest extent permitted by applicable law, Borrower waives presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal.

Borrower acknowledges that this Note is executed as part of a commercial transaction and that the proceeds of this Note will not be used for any personal or consumer purpose.

If Lender incurs any costs or expenses in attempting to collect this Note or in enforcing any rights of Lender under this Note, Borrower agrees to pay to Lender on demand therefor the full amount of all such costs and expenses, including reasonable attorneys fees.

BORROWER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ON THIS NOTE. THIS NOTE IS GOVERNED BY THE LAW OF THE STATE OF CALIFORNIA.

THE THOMAS KINKADE COMPANY

By:	/s/ Herbert D. Montgomery
Name: Herbert D. Montgomery
Title: CFO